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                      [THE SPORTS CLUB COMPANY LETTERHEAD]




                                  NEWS RELEASE



FOR IMMEDIATE RELEASE           CONTACT: JOHN M. GIBBONS
                                         PRESIDENT AND
                                         CHIEF OPERATING OFFICER
                                         (310) 479 - 5200




                     THE SPORTS CLUB COMPANY, INC. ANNOUNCES
                   TERMINATION OF ACQUISITION DISCUSSIONS FOR
                      LOS CABALLEROS RACQUET & SPORTS CLUB



LOS ANGELES, CA (January 20, 1998) -- The Sports Club Company, Inc. (AMEX: SCY) today announced that it has terminated negotiations regarding the acquisition by The Sports Club Company of the Los Caballeros Racquet & Sports Club in Fountain Valley, California.

The Sports Club Company operates fourteen upscale health and fitness clubs under The Sports Club and Spectrum club names.

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